Exhibit 99.1

Community Bancorp Inc. to Participate in Sandler O'Neill & Partners, L.P.
             2006 West Coast Financial Services Conference

    ESCONDIDO, Calif.--(BUSINESS WIRE)--March 2, 2006--Community Bancorp Inc. (the "Company") (NASDAQ:CMBC), parent company of Community National Bank, today announced that Michael J. Perdue, President and CEO, has been invited to participate in the Sandler O'Neill & Partners, L.P. 2006 West Coast Financial Services Conference at the Four Seasons Resort, Aviara, in North San Diego. Mr. Perdue is scheduled to participate in the Inland Empire Panel Discussion to be held on Thursday, March 9th, from 11:00 a.m. to 11:55 a.m. PST.
    Media representatives, analysts, and the public are invited to view Mr. Perdue's panel discussion via webcast. The webcast can be accessed live at http://www.sandleroneill.com and will be available for 30 days after the event, beginning March 10th. A copy of the presentation materials will be available beginning March 9, 2006, at www.comnb.com under the Investors Relations section entitled, "Financial Reports-Quarterly & Other Reports."
    Community Bancorp is a bank holding company with $908.6 million in assets as of December 31, 2005, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves San Diego County and southwest Riverside County with 11 community banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Rancho Bernardo, Santee, Temecula, and Vista, a commercial loan production office in Corona, CA, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

                             www.comnb.com

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, 760-432-1100
             www.comnb.com